Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos.333-189999, 333-187729, 333-160078, 333-160079, 333-90880, 333-64549 and 333-56121) and Form S-3 (No. 333-174852, 333-158112) of W. P. Carey Inc. of our report dated February 26, 2013, except with respect to our opinion on the financial statements insofar as it relates to the effects of discontinued operations as discussed in Notes 3, 5, 7, 9, 11, 16, 17, 18, 19, and 21 as to which the date is November 14, 2013, relating to the financial statements and financial statement schedules and the effectiveness of internal controls over financial reporting, which appears in this Current Report on Form 8-K of W. P. Carey Inc. dated November 14, 2013.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 14, 2013